UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 2

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 2, 2016

The Estée Lauder Companies Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-14064 (Commission File Number)	11-2408943 (IRS Employer Identification No.)

767 Fifth Avenue, New York, New York (Address of principal executive offices)		10153 (Zip Code)

Registrant’s telephone number, including area code

212-572-4200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On May 3, 2016, The Estée Lauder Companies Inc. (the “Company”) filed a Current Report on Form 8-K (the “May 3, 2016 Form 8-K”) regarding a multi-year initiative (“Leading Beauty Forward”).  Leading Beauty Forward is expected to include a number of initiatives, and the Company indicated that restructuring and other charges to implement those initiatives through fiscal 2021 are expected to total between $600 million and $700 million (before tax).  At that time, the Company was unable to make a determination of the estimated amount or range of amounts to be incurred for each major type of cost and future cash expenditures associated therewith, pursuant to Item 2.05 of Form 8-K.  In the May 3, 2016 Form 8-K, the Company undertook to announce further details as initiatives are finalized.

The Company is filing this Form 8-K/A to amend the May 3, 2016 Form 8-K, to update the disclosure therein under Item 2.05.  Since the filing of our Form 8-K/A Amendment No. 1 on May 24, 2016 and through June 14, 2016, the Company approved certain initiatives under Leading Beauty Forward.  These initiatives are related to the optimization of select corporate functions, and, to a lesser extent, optimization of certain corporate and region market support structures and the exit of underperforming operations.  These actions are expected to result in restructuring charges related to employee-related costs, contract terminations and other exit costs (substantially all of which are expected to result in future cash expenditures), as well as non-cash asset write-offs and accelerated depreciation.  Once the relevant accounting criteria have been met, the Company expects to record restructuring and other charges of approximately $100.2 million (before tax) in connection with these initiatives.

The following presents the restructuring initiatives approved in fiscal 2016 by major cost type:

Approval Date	Employee- Related Costs	Asset- Related Costs	Contract Terminations	Other Exit Costs	Total
(In millions)

May 2016	$48.7	$0.4	$1.4	$3.3	$53.8
June 2016	26.9	2.5	3.6	0.4	33.4
Cumulative to date	$75.6	$2.9	$5.0	$3.7	$87.2

Total restructuring and other charges associated with Leading Beauty Forward initiatives approved in fiscal 2016 are expected to be as follows:

	Sales Returns		Operating Expenses
Approval Date	(included in Net Sales)	Cost of Sales	Restructuring Charges	Other Charges	Total
(In millions)

May 2016	$2.1	$0.5	$53.8	$33.3	$89.7
June 2016	1.7	2.4	33.4	62.7	100.2
Cumulative to date	$3.8	$2.9	$87.2	$96.0	$189.9

To further improve profitability in certain areas of our brands and regions, we approved initiatives in June 2016 to exit certain businesses in select markets and channels of distribution, resulting in expected sales returns and inventory write-offs.  Other charges expected to be incurred that are associated with the above restructuring activities approved in June 2016 primarily include consulting and other professional services related to the design of the future structures, processes and technologies of certain corporate functions.  To a lesser extent, also included in the approved other charges are costs to establish a Leading Beauty Forward project management office.

The Company will continue to file additional amendments to the May 3, 2016 Form 8-K in connection with initiatives associated with Leading Beauty Forward that individually or collectively are determined to be significant.  Such amendments would be filed after the Company is able to make good faith determinations of the estimated amount or range of amounts by each major type of cost and future cash expenditures relating to such initiatives.

The forward-looking statements contained herein, including those relating to our expectations regarding charges, involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include current economic and other conditions in the global marketplace, actions by retailers and consumers, competition, the Company’s ability to successfully implement its long-term strategic plan and those factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ESTÉE LAUDER COMPANIES INC.

Date: June 15, 2016	By:	/s/ TRACEY T. TRAVIS
Tracey T. Travis
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)